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FORM 4
/  /	Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).

				U.S. SECURITIES AND EXCHANGE COMMISSION
						Washington, D. C. 20549
				STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.	Name and Address of Reporting Person *

Mittelstaedt, Ronald J., 620 Coolidge Drive, Suite 350, Folsom, CA
95630
	(Last)(First)(Middle)(Street), 		(City) (State) (Zip)

2. Issuer Name and Ticker or Trading Symbol: Waste Connections, Inc.
(WCNX)

3.	IRS or Social Security Number of Reporting Person (Voluntary):

4.	Statement for Month/Year: January 2000

5.	If Amendment, Date of Original (Month/Year)	___________

6.	Relationship of reporting person to issuer
	(Check all applicable)

	 XX  Director			____ 10% Owner

	 XX  Officer (give		____ Other (specify
          title below)			  below)

	President and Chief Executive Officer

7.	Individual or Joint/Group Filing (Check Applicable line)

	____ Form filed by one Reporting Person

	_XX_ Form filed by More than One Reporting Person

FORM 4 (continued)							Page 2 of 4 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3): Common Stock

2.	Transaction Date (Month/Day/Year): 1/6/2000

3.	Transaction Code (Instr. 8): M

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount: 33,333		(A) or (D): A			Price: $2.80

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4): 1,046,953

6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4):  (1)

7.	Nature of Indirect Beneficial Ownership (Inst. 4):  (1)

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).						SEC 1474 (3-99)

FORM 4 (continued)								Page 3 of 4 Pages

Table II -	Derivative Securities Acquired, Disposed of,
		or Beneficially Owned
		(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3):
	Employee Stock Options (right to buy)

2.	Conversion or Exercise Price of Derivative Security:	$2.80

3.	Transaction Date (Month/Day/Year):	1/6/2000

4.	Transaction Code (Instr. 8):	M

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5): (A) 0	(D) 33,333

6.	Date Exercisable and Expiration Date (Month/Day/Year):

	Date Exercisable		Expiration Date
	10/01/1999			12/15/2007

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4):

	Title:  Common Stock	Amount or Number of Shares: 33,333

8.	Price of Derivative Security (Instr. 5)___________

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4):	33,334  (2)

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4):	D  (2)

11.	Nature of Indirect Beneficial Ownership (Inst. 4):  N/A

FORM 4 (continued)								Page 4 of 4 Pages


Explanation of Responses:

(1) These shares are owned directly by the Mittelstaedt Family Trust, and indirectly by Ronald J. Mittelstaedt as trustee of the trust.

(2) These securities are owned directly by Ronald J. Mittelstaedt.




							/s/ Ronald J. Mittelstaedt
							**Signature of Reporting Person
							Ronald J. Mittelstaedt
							Date: January 24, 2000

**	Intentional misstatements or omissions of facts constitute
Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.
78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

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